Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RxSight, Inc. 2021 Equity Incentive Plan of RxSight, Inc. of our reports dated February 25, 2026, with respect to the consolidated financial statements of RxSight, Inc. and the effectiveness of internal control over financial reporting of RxSight, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

February 25, 2026